Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Mercury Computer Systems Reports First Quarter Fiscal 2013 Results

First quarter operating results include:

Revenues of $49.4 million

Net loss from operations of $7.2 million

GAAP net loss per share of $0.24

Adjusted EBITDA of $1.6 million

Operating cash outflow of $9.9 million

CHELMSFORD, Mass. — October 23, 2012 — Mercury Computer Systems, Inc. (NASDAQ: MRCY, www.mc.com), a best-of-breed provider of commercially developed, open sensor and Big Data processing systems for critical commercial, defense and intelligence applications, reported operating results for its first quarter of fiscal 2013 ended September 30, 2012.

First Quarter Fiscal 2013 Results

First quarter fiscal 2013 revenues were $49.4 million, an increase of $0.3 million from the first quarter of the prior fiscal year. Revenues from commercial customers increased by $0.8 million, while revenues from defense customers decreased by $0.5 million, as compared with the prior year’s first quarter.

GAAP net loss from operations for the first quarter of fiscal 2013 was $7.2 million, or $0.24 per share, compared to GAAP net income from operations of $2.7 million, or $0.09 per diluted share, for the prior year’s first quarter. First quarter fiscal 2013 GAAP net loss per share includes $0.11 for restructuring charges, $0.04 associated with the amortization of acquired intangible assets, and $0.01 for acquisition costs related to the Micronetics, Inc. acquisition. First quarter fiscal 2012 GAAP net earnings per share include $0.02 associated with the amortization of acquired intangible assets.

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Mercury Reports First Quarter Fiscal 2013 Results, Page 2

First quarter fiscal 2013 GAAP net loss from operations includes approximately $3.7 million in tax benefits, $2.2 million in depreciation expense, $2.3 million in stock-based compensation costs, $1.8 million in amortization of acquired intangible assets, $5.0 million in restructuring charges, $0.9 million in fair value adjustments from purchase accounting, and $0.2 million of acquisition costs and other related expenses. First quarter fiscal 2013 adjusted EBITDA (earnings from continuing operations before interest income and expense, income taxes, depreciation, amortization of acquired intangible assets, restructuring, impairment of long-lived assets, acquisition costs and other related expenses, fair value adjustments from purchase accounting, and stock-based compensation costs) was $1.6 million, compared to $8.7 million for the prior year’s first quarter.

Cash flow from operating activities was a net outflow of $9.9 million in the first quarter of fiscal 2013, compared to a net inflow of $4.2 million in the first quarter of fiscal 2012. Free cash flow, defined as cash flow from operating activities less capital expenditures, was a net outflow of $10.9 million in the first quarter of fiscal 2013, compared to a net inflow of $2.6 million in the first quarter of fiscal 2012. Cash and cash equivalents as of September 30, 2012 were $30.6 million, a decrease of $85.4 million from June 30, 2012, largely due to $74.3 million of cash used to purchase Micronetics, Inc. (net of cash acquired and including the payoff of assumed debt from Micronetics, Inc.), and cash used in operating activities.

Management Comments

“Mercury’s financial results for the first quarter reflected the increasingly challenging conditions in the defense industry,” said Mark Aslett, President and CEO, Mercury Computer Systems. “Current constraints on U.S. defense spending and uncertainties surrounding the future defense budget have led the industry to operate in what appears to be a soft sequestration environment. The resulting slowdowns in funding and contracting activity had a more significant impact on our first-quarter business than we initially anticipated – primarily due to delayed orders associated with the Navy’s Surface Electronic Warfare Improvement Program (SEWIP) Block 2.”

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Mercury Reports First Quarter Fiscal 2013 Results, Page 3

“During the first quarter we proactively responded to this difficult industry environment by implementing aggressive expense reduction actions that included reducing the size of our workforce by 142 positions,” Aslett said. “We expect this restructuring and other cost control measures completed during the quarter to result in approximately $20 million of annualized savings beginning in the current second quarter of fiscal 2013. This is in addition to the $5 million of estimated annualized savings associated with the restructuring that took place in the fourth quarter of fiscal 2012.”

“We have been careful to retain key engineering and middle management talent – and hence Mercury’s unique capabilities and differentiation – during this process in order to preserve the intrinsic value of the business while also increasing its operating leverage,” Aslett said. “At the same time, we have ensured that we have sufficient liquidity and financial flexibility, not only to manage the ongoing needs of the business, but also for future M&A purposes when end-market conditions become more favorable. As a result, we believe that Mercury will not only quickly recover when the defense industry returns to a more normal procurement environment, but also be positioned for accelerated growth and improved profitability for the long term.”

Backlog

Mercury’s total backlog at September 30, 2012 was $120.2 million, a $15.6 million sequential increase from June 30, 2012, and an $18.4 million increase from September 30, 2011. Of the September 30, 2012 total backlog, $102.7 million represents orders scheduled to be shipped over the next 12 months. The defense backlog at September 30, 2012 was $107.9 million, a $6.5 million sequential increase from June 30, 2012, and a $10.1 million increase from September 30, 2011. The total book-to-bill ratio was 0.8 for the first quarter of fiscal 2013 compared to 1.3 for the first quarter of fiscal 2012 and 1.0 for the fourth quarter of fiscal 2012.

Revenues by Operating Segment

Advanced Computing Solutions (ACS) — Revenues for the first quarter of fiscal 2013 from ACS were $42.7 million, including KOR Electronics and Micronetics, Inc., representing a decrease of $4.6 million from the first quarter of fiscal 2012, as a result of a decrease of $5.4 million in

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Mercury Reports First Quarter Fiscal 2013 Results, Page 4

defense and an increase of $0.8 million in commercial. Approximately 89% of ACS revenues for the first quarter of fiscal 2013 related to defense business, as compared to approximately 91% in the first quarter of fiscal 2012.

Mercury Federal Systems (MFS) — Revenues for the first quarter of fiscal 2013 from MFS were $9.9 million, including Paragon Dynamics, representing an increase of $5.8 million from the first quarter of fiscal 2012.

The revenues by operating segment do not include adjustments to eliminate $3.2 million of inter-company revenues included in those operating segments in the first quarter of fiscal 2013.

Business Outlook

This section presents our current expectations and estimates, given current visibility, on our business outlook for the current fiscal quarter. It is possible that actual performance will differ materially from the estimates given, either on the upside or on the downside. Investors should consider all of the risks, including those listed in the Safe Harbor Statement below and in our periodic filings with the U.S. Securities and Exchange Commission, with respect to these estimates, and make themselves aware of the risk factors that may impact our actual performance.

For the second quarter of fiscal 2013, revenues are currently forecasted to be in the range of $43 million to $49 million. At this range, GAAP net loss per share is expected to be in the range of a net loss of $0.17 to $0.24 per share. Projected GAAP net loss per share includes $0.06 per share associated with forecasted amortization of acquired intangible assets and previously announced restructuring expense.

Adjusted EBITDA for the second quarter of fiscal 2013 is expected to be in the range of ($2.1) million to $0.7 million.

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Mercury Reports First Quarter Fiscal 2013 Results, Page 5

Recent Highlights

October – Mercury announced that it had entered into a credit agreement with a syndicate of commercial banks, with KeyBank National Association acting as the administrative agent. The credit agreement provides for a $200.0 million senior unsecured revolving line of credit (the “Revolver”). The Revolver is available for working capital, acquisitions, and general corporate purposes of Mercury and its subsidiaries. The Revolver is available for borrowing during a five year period, with interest payable periodically during such period as provided in the credit agreement and principal due at the maturity of the Revolver. Mercury has not borrowed under the credit agreement to date. In connection with entering into the credit agreement, Mercury terminated its prior revolving line of credit with Silicon Valley Bank.

October – Mercury announced that its KOR Electronics subsidiary received a five year sole source basic ordering agreement (BOA) from the U.S. Navy. This BOA supports the continued development of state-of-the-art techniques and target generation capabilities in conjunction with the advanced Digital RF Memory (DRFM) architecture developed by KOR Electronics. The BOA provides for research and development, production, engineering services and ongoing support and is valued at up to $58 million.

October – Mercury Computer Systems announced it had received a $2.2 million purchase order relating to an airborne radar application for fighter aircraft.

September – Mercury announced a groundbreaking 6U OpenVPX™ fiber I/O module: the Echotek® Series SCFE-V6-4QSFP-OVPX. This industry-leading module is the only one to combine 16 channels of high-speed fiber with three of the most powerful Xilinx® Virtex®-6 Field Programmable Gate Array (FPGA) processors available today.

August – Mercury announced the closing of its previously announced acquisition of Micronetics (NASDAQ: NOIZ), a leading designer and manufacturer of microwave and radio frequency (RF) subsystems and components for defense and commercial customers. The closing follows the

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Mercury Reports First Quarter Fiscal 2013 Results, Page 6

satisfaction of all conditions to the closing of the transaction, including approval of the transaction by Micronetics’ stockholders.

August – Mercury announced it received an initial order from a leading defense prime contractor to design an optimized high performance processing subsystem based on commercially developed OpenVPX Intel-server class building blocks. The new design, based on open industry standards, will support an advanced target tracking application for use on unmanned aerial vehicles. Projected revenues to Mercury for this program are in excess of $5 million over the next five years.

July – Mercury announced it received $5.2 million in follow-on orders from a leading defense prime contractor for rugged high performance digital signal and image processing modules for multiple airborne radar applications.

Conference Call Information

Mercury will host a conference call on Tuesday, October 23, 2012, at 5:00 p.m. EDT to discuss the first quarter fiscal 2013 results and review its financial and business outlook going forward.

To listen to the conference call, dial (888) 599-4879 in the U.S.A. and Canada, and (913) 312-0419 in all other countries. The conference code number is 9340984. Please call five to ten minutes prior to the scheduled start time. This call will also be broadcast live over the web at www.mc.com/investor under “Financial Events.”

A replay of the call by telephone will be available from approximately 8:00 p.m. EDT on Tuesday, October 23, 2012, through 8:00 p.m. EDT on Sunday, November 4, 2012. To access the replay, dial (888) 203-1112 in the U.S.A. and Canada, and (719) 457-0820 in all other countries. Enter access code 9340984. A replay of the webcast of the call will be available for an extended period of time on the Financial Events page of the Company’s website at www.mc.com/investor.

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Mercury Reports First Quarter Fiscal 2013 Results, Page 7

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides adjusted EBITDA and free cash flow, which are non-GAAP financial measures. Adjusted EBITDA excludes certain non-cash and other specified charges. Free cash flow is defined as cash flow from operating activities less capital expenditures. The Company believes these non-GAAP financial measures provide an enhanced understanding of its past financial performance and prospects for the future. However, the presentation of adjusted EBITDA and free cash flow is not meant to be considered in isolation or as a substitute for financial information provided in accordance with GAAP. Management believes the adjusted EBITDA and free cash flow financial measures assist in providing an enhanced understanding of the Company’s underlying operational results and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. A reconciliation of GAAP measures to the corresponding non-GAAP financial measures included in this press release is contained in the attached exhibits.

Mercury Computer Systems, Inc. – Where Challenges Drive Innovation®

Mercury Computer Systems (www.mc.com, NASDAQ: MRCY) is a best-of-breed provider of commercially developed, open sensor and Big Data processing systems, software and services for critical commercial, defense and intelligence applications. With over 30 years of experience in embedded computing, superior domain expertise in radar, EW, SIGINT, EO/IR and C4I applications, and more than 300 successful program deployments including Aegis, Patriot, SEWIP, Gorgon Stare and Predator/Reaper, Mercury’s Services and Systems Integration (SSI) team leads the industry in partnering with defense prime contractors to design and integrate system-level solutions that minimize program risk, maximize application portability, and accelerate customers’ time to market.

Mercury is based in Chelmsford, Massachusetts, and serves customers worldwide through a broad network of direct sales offices, subsidiaries, and distributors.

Forward-Looking Safe Harbor Statement

This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to fiscal 2013 business performance and beyond and the Company’s plans for growth and improvement in profitability and cash flow. You can identify these statements by the use of the words “may,” “will,” “could,” “should,” “would,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” “likely,” “forecast,” “probable,” and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, continued funding of defense programs, the timing of such funding,

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Mercury Reports First Quarter Fiscal 2013 Results, Page 8

general economic and business conditions, including unforeseen weakness in the Company’s markets, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, changes in the U.S. Government’s interpretation of federal procurement rules and regulations, market acceptance of the Company’s products, shortages in components, production delays due to performance quality issues with outsourced components, inability to fully realize the expected benefits from acquisitions or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, changes to export regulations, increases in tax rates, changes to generally accepted accounting principles, difficulties in retaining key employees and customers, unanticipated costs under fixed-price service and system integration engagements, and various other factors beyond our control. These risks and uncertainties also include such additional risk factors as are discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2012. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

# # #

Contact:

Kevin M. Bisson, CFO, Mercury Computer Systems, Inc.

978-967-1990

Challenges Drive Innovation, Echotek and Ensemble are registered trademarks and Application Ready Subsystem and ARS are trademarks of Mercury Computer Systems, Inc. Other product and company names mentioned may be trademarks and/or registered trademarks of their respective holders.

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A.  •  +1 978.256.1300  •  ir.mc.com

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)	September 30, 2012	June 30, 2012
Assets
Current assets:
Cash and cash equivalents	$30,568	$115,964
Accounts receivable, net	40,503	38,532
Unbilled receivables and costs in excess of billings	10,959	10,918
Inventory	40,438	25,845
Deferred income taxes	12,258	7,653
Prepaid income taxes	2,307	2,585
Prepaid expenses and other current assets	6,253	6,206

Total current assets	143,286	207,703

Restricted cash	3,546	3,281
Property and equipment, net	19,738	15,929
Goodwill	177,517	132,621
Acquired intangible assets, net	41,795	25,083
Other non-current assets	1,098	989

Total assets	$386,980	$385,606

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$10,888	$9,002
Accrued expenses	12,673	9,895
Accrued compensation	8,341	13,190
Deferred revenues and customer advances	4,602	4,855

Total current liabilities	36,504	36,942

Deferred gain on sale-leaseback	4,110	4,399
Deferred income taxes	13,537	7,197
Income taxes payable	2,596	2,597
Other non-current liabilities	1,679	1,367

Total liabilities	58,426	52,502

Shareholders’ equity:
Common stock	300	297
Additional paid-in capital	225,384	222,769
Retained earnings	101,532	108,732
Accumulated other comprehensive income	1,338	1,306

Total shareholders’ equity	328,554	333,104

Total liabilities and shareholders’ equity	$386,980	$385,606

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended September 30,
	2012	2011
Net revenues	$49,428	$49,122
Cost of revenues (1)	29,038	19,206

Gross margin	20,390	29,916
Operating expenses:
Selling, general and administrative (1)	14,533	13,645
Research and development (1)	10,039	11,865
Amortization of acquired intangible assets	1,788	816
Restructuring and other charges	4,984	—
Acquisition costs and other related expenses	230	25

Total operating expenses	31,574	26,351

(Loss) income from operations	(11,184)	3,565

Interest income	2	6
Interest expense	(8)	(9)
Other income, net	339	405

(Loss) income from operations before income taxes (benefit)	(10,851)	3,967

Tax (benefit) provision	(3,651)	1,314

Net (loss) income	$(7,200)	$2,653

Basic net (loss) earnings per share:	$(0.24)	$0.09

Diluted net (loss) earnings per share:	$(0.24)	$0.09

Weighted-average shares outstanding:
Basic	29,883	29,277

Diluted	29,883	30,033

(1) Includes stock-based compensation expense, allocated as follows:
Cost of revenues	$131	$88
Selling, general and administrative	$1,903	$1,675
Research and development	$311	$277

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended September 30,
	2012	2011
Cash flows from operating activities:
Net (loss) income	$(7,200)	$2,653
Depreciation and amortization	3,999	2,671
Other non-cash items, net	(1,189)	2,018
Changes in operating assets and liabilities, net of effect of business acquired	(5,559)	(3,126)

Net cash (used in) provided by operating activities	(9,949)	4,216

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(67,721)	—
Purchases of property and equipment	(980)	(1,646)
Increase in restricted cash	(265)	—
Payments for acquired intangible assets	—	(20)

Net cash used in investing activities	(68,966)	(1,666)

Cash flows from financing activities:
Proceeds from employee stock plans	133	90
Payments of deferred offering costs	—	(30)
Payment of acquired debt	(6,575)	—
Payments of capital lease obligations	(46)	(59)
Excess tax benefits from stock-based compensation	9	405

Net cash (used in) provided by financing activities	(6,479)	406

Effect of exchange rate changes on cash and cash equivalents	(2)	31

Net (decrease) increase in cash and cash equivalents	(85,396)	2,987

Cash and cash equivalents at beginning of period	115,964	162,875

Cash and cash equivalents at end of period	$30,568	$165,862

UNAUDITED SUPPLEMENTAL INFORMATION

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands)

Adjusted EBITDA, a non-GAAP measure for reporting financial performance, excludes the impact of certain items and, therefore, has not been calculated in accordance with GAAP. Management believes that exclusion of these items assists in providing a more complete understanding of the Company’s underlying operational results and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:

Interest income and expense. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements. These amounts may vary from period to period due to changes in cash and debt balances and interest rates driven by general market conditions or other circumstances outside of the normal course of Mercury’s operations.

Income taxes. The Company’s GAAP tax expense can fluctuate materially from period to period due to tax adjustments that are not directly related to underlying operating performance or to the current period of operations.

Depreciation. The Company incurs depreciation expense related to capital assets purchased to support the ongoing operations of the business. These assets are recorded at cost or fair value and are depreciated using the straight-line method over the useful life of the asset. Purchases of such assets may vary significantly from period to period and without any direct correlation to underlying operating performance.

Amortization of acquired intangible assets. The Company incurs amortization of intangibles related to various acquisitions it has made and license agreements. These intangible assets are valued at the time of acquisition, are amortized over a period of several years after acquisition and generally cannot be changed or influenced by management after acquisition.

Restructuring. The Company incurs restructuring charges in connection with management’s decisions to undertake certain actions to realign operating expenses through workforce reductions and the closure of certain Company facilities, businesses and product lines. Management believes this item is outside the normal operations of the Company’s business and is not indicative of ongoing operating results.

Impairment of long-lived assets. The Company incurs impairment charges of long-lived assets based on events that may or may not be within the control of management. Management believes these items are outside the normal operations of the Company’s business and are not indicative of ongoing operating results.

Acquisition costs and other related expenses. The Company incurs costs associated with third-party professional services related to acquisition and potential acquisition opportunities, such as legal and accounting fees. Although we may incur such costs and other related charges and adjustments, it is not indicative that any transaction will be consummated. Management believes the exclusion of these items eliminates fluctuations in our selling, general, and administrative expenses related to acquisition activities which are unrelated to ongoing operations.

Fair value adjustments from purchase accounting. As a result of applying purchase accounting rules to acquired assets and liabilities, certain fair value adjustments are recorded in the opening balance sheet of acquired companies. These adjustments are then reflected in the Company’s income statements in periods subsequent to the acquisition. In addition, the impact of any changes to originally recorded contingent consideration amounts are reflected in the income statements in the period of the change. Management believes these items are outside the normal operations of the Company and are not indicative of ongoing operating results.

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of revenues, selling, general and administrative expense and research and development expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company’s shares, risk-free interest rates and the expected term and forfeiture rates of the awards. Management believes that exclusion of these expenses allows comparisons of operating results to those of other companies, both public, private or foreign, that disclose non-GAAP financial measures that exclude stock-based compensation.

Mercury uses adjusted EBITDA as an important indicator of the operating performance of its business. Management excludes the above-described items from its internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to the Company’s board of directors, determining the portion of bonus compensation for executive officers and other key employees based on operating performance, evaluating short-term and long-term operating trends in the Company’s operations, and allocating resources to various initiatives and operational requirements. The Company believes that adjusted EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its GAAP results, while isolating the effects of charges that may vary from period to period without any correlation to underlying operating performance. The Company believes that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making. The Company believes that trends in its adjusted EBITDA are valuable indicators of its operating performance.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the adjusted EBITDA financial adjustments described above, and investors should not infer from the Company’s presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring.

The following table reconciles the most directly comparable GAAP financial measure to the non-GAAP financial measure.

	Three Months Ended September 30,
	2012	2011
(Loss) income from continuing operations	$(7,200)	$2,653
Interest expense, net	6	3
Income tax (benefit) expense	(3,651)	1,314
Depreciation	2,211	1,855
Amortization of acquired intangible assets	1,788	816
Restructuring	4,984	—
Acquisition costs and other related expenses	230	25
Fair value adjustments from purchase accounting	925	23
Stock-based compensation expense	2,345	2,040

Adjusted EBITDA	$1,638	$8,729

Free cash flow, a non-GAAP measure for reporting cash flow, is defined as cash provided by operating activities less capital expenditures and, therefore, has not been calculated in accordance with GAAP. Management believes free cash flow provides investors with an important perspective on cash available for investment and acquisitions after making capital investments required to support ongoing business operations and long-term value creation. The Company believes that trends in its free cash flow are valuable indicators of its operating performance and liquidity.

Free cash flow is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenditures similar to the free cash flow financial adjustment described above, and investors should not infer from the Company’s presentation of this non-GAAP financial measure that these expenditures reflect all of the Company’s obligations which require cash.

The following table reconciles the most directly comparable GAAP financial measure to the non-GAAP financial measure.

	Three Months Ended September 30,
	2012	2011
Cash flows from operations	$(9,949)	$4,216
Capital expenditures	(980)	(1,646)

Free cash flow	$(10,929)	$2,570

MERCURY COMPUTER SYSTEMS, INC.

RECONCILIATION OF FORWARD-LOOKING GUIDANCE RANGE

Quarter Ending December 31, 2012

(In thousands, except per share data)

The Company defines adjusted EBITDA as income from continuing operations before interest, income taxes, depreciation, amortization of acquired intangible assets, restructuring, impairment of long-lived assets, acquisition costs and other related expenses, fair value adjustments from purchase accounting, and stock-based compensation costs.

The following table reconciles the adjusted EBITDA financial measure to its most directly comparable GAAP measure:

	Range
	Low	High
GAAP expectation — (Loss) income from operations per diluted share	$(0.24)	$(0.17)

GAAP expectation — (Loss) income from operations	$(7,106)	$(5,204)
Adjust for:
Interest expense, net	9	9
Income taxes	(3,504)	(2,566)
Depreciation	2,208	2,208
Amortization of acquired intangible assets	2,230	2,230
Restructuring	599	599
Acquisition costs and other related expenses	—	—
Fair value adjustments from purchase accounting	1,271	1,271
Stock-based compensation expense	2,202	2,202

Adjusted EBITDA expectation	$(2,091)	$749